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ATLANTIC COAST FEDERAL CORPORATION ANNOUNCES
CAPITAL-STRENGTHENING MEASURES

CHANGES TO SUPPLEMENTAL EXECUTIVE RETIREMENT PLANS
AND CAPITAL CONTRIBUTION TO ATLANTIC COAST BANK
WILL ADD $4.2 MILLION TO THE BANK'S CAPITAL

WAYCROSS, Ga. (December 17, 2009) – Atlantic Coast Federal Corporation (NASDAQ:ACFC), the holding company for Atlantic Coast Bank, today announced two measures that together will add $4.2 million to the Bank's capital.  Deemed well-capitalized under regulatory guidelines as of September 30, 2009, these steps will further strengthen the Bank's capital level.  At the end of the third quarter, the Bank reported Tier 1 and Total Risk-based Capital ratios of 6.4% and 11.6%, respectively; had these two transactions been completed as of that date, the ratios would have been 6.8% and 12.4%, respectively.

The first measure relates to a vote by the Company's Board of Directors to rescind a decision earlier this year to terminate the Company's Supplemental Executive Retirement Plans (SERP) for directors, executive officers and other senior officers in a cost-cutting move.  With the termination of those plans, the Company would have been required to distribute the accrued liabilities totaling approximately $3.8 million to SERP participants as early as May 2010 if certain financial conditions existed.  However, the Company has obtained the consent of each SERP participant to release the Company from liabilities for vested benefits under the plans (except for those of a deceased former officer), which will enable the Company to reverse previous SERP costs totaling approximately $3.0 million pre-tax in the fourth quarter of 2009.  In exchange for the release of the aforementioned liabilities, the Company has awarded new SERP benefits to the same participants, the vesting and value of which is contingent upon the successful completion of a second-step conversion at some future date or the occurrence of certain other events.  Accordingly, no expense for the reinstated SERPs will be recorded until such time as the Company is able to determine the likelihood and value of the reorganization and conversion, through which the Company's shares will become 100% publicly held or the occurrence of certain other events.

The Company also announced that it is contributing $2.2 million to the capital of Atlantic Coast Bank, using proceeds of a loan from another financial institution.

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Atlantic Coast Federal Corporation
505 Haines Avenue        Waycross, Georgia 31501
www.AtlanticCoastBank.net

ACFC Announces Capital-Strengthening Measures

December 17, 2009

Commenting on the announcements, Robert J. Larison, Jr., President and Chief Executive, said, "These actions and the support of the directors and management of Atlantic Coast Federal Corporation demonstrate our personal commitment and resolve to strengthen the Bank's capital position, even as more traditional means of doing so remain elusive and challenging due to current economic and stock-market conditions.  This additional capital will further fortify the Bank's already strong capital ratios to help blunt the lagging effects of this recessionary period and, equally important, help ensure that we remain positioned to take advantage of opportunities to invest in our local banking markets in the future.

"The cooperation of our Board of Directors and senior management to recast our SERP also underscores the positive outlook we share for the long-term prospects of the Bank and our Company," Larison continued.  "We believe it is both appropriate and equitable to give them an opportunity to earn back the benefits they are sacrificing now, providing returns when and if the Company successfully completes a second-step conversion and thereby aligning their benefits with the interests of our stockholders, which also would be advanced by our transition to a fully public company."

Atlantic Coast Federal Corporation is the holding company for Atlantic Coast Bank, a federally chartered and insured stock savings association organized in 1939 as a credit union to serve the employees of the Atlantic Coast Line Railroad.  Today, Atlantic Coast Bank is a community-oriented financial institution serving southeastern Georgia and northeastern Florida through 13 locations, including a focus on the Jacksonville metropolitan area.  Investors may obtain additional information about Atlantic Coast Federal Corporation on the Internet at www.AtlanticCoastBank.net, under the Investor Information section.

This news release contains forward-looking statements within the meaning of the federal securities laws.  Statements in this release that are not strictly historical are forward-looking and are based upon current expectations that may differ materially from actual results.  These forward-looking statements, identified by words such as "will," "expected," "believe," and "prospects," involve risks and uncertainties that could cause actual results to differ materially from those anticipated by the statements made herein.  These risks and uncertainties involve general economic trends and changes in interest rates, increased competition, changes in consumer demand for financial services, the possibility of unforeseen events affecting the industry generally, the uncertainties associated with newly developed or acquired operations, and market disruptions and other effects of terrorist activities.  The Company undertakes no obligation to release revisions to these forward-looking statements publicly to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.

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